                                                                   EXHIBIT 3.3

                              STATE OF DELAWARE
                           CERTIFICATE FOR RENEWAL
                            AND REVIVAL OF CHARTER

      Worldwide Wireless, Inc., a corporation organized under the laws of Delaware, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

1. The name of this corporation is Worldwide Wireless Systems, Inc. (formerly known as Worldwide Wireless, Inc.)

2. Its registered office in the State of Delaware is located at 1013 Centre Road, City of Wilmington Zip Code 19805 County of New Castle the name and adress of its registered agent is 1013 Centre Road, Wilmington, DE 19805 (The Prentice Hall Corporation System, Inc.)

3. The date of filing of the original Certificate of Incorporation in Delaware was April 4, 1994.

4. The date when restoration, renewal, and revival of the charter of this company is to commence is the 1st day of March, 1997, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

5. This corporation was duly organized and carried on the business authorized by its charter until the 1st day of March A.D. 1997, at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duty elected directors of the corporation in accordance with the laws of the State of Delaware.

      IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters, Scott A. Wendel the last and acting authorized officer hereunto set his/her hand to
this certificate this       day of December 1997.


                                           BY: /s/ Scott A. Wendel
                                              ---------------------------------
                             TITLE OF OFFICER: President/CEO
                                              ---------------------------------